                                 EXHIBIT 99(c)

                      Ambassador Bank of the Commonwealth
                              4127 Tilghman Street
                              Allentown, PA 18104

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                            To be Held June 30, 1998

To the Shareholders of
Ambassador Bank of the Commonwealth:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Ambassador Bank of the Commonwealth ("ABC") will be held at The Holiday Inn, Routes 22 and 512, Bethlehem, Pennsylvania, on Tuesday, June 30, 1998, at 10:30 a.m. local time, for the following purposes:

        (1) To consider and vote upon a proposal to approve the merger (the "Merger") of ABC and Lafayette Bank ("LB), a subsidiary of Fulton Financial Corporation ("FFC"), in accordance with the terms of the Merger Agreement dated as of January 26, 1998, as amended and restated as of April 14, 1998, and the related Plan of Merger (collectively, the Merger Agreement), among ABC, FFC and LB (a copy of which, without exhibits or schedules, is attached to the accompanying Proxy Statement/Prospectus as Exhibit A). In the Merger, each of the outstanding shares of Common Stock, par value $4.00 per share, of ABC ("ABC Common Stock") will automatically be converted into the right to receive 1.40 shares of FFC's Common Stock. Following the Merger, LB, as the resulting bank, will operate as a wholly-owned subsidiary of FFC under the name "Lafayette Ambassador Bank." The Merger is more fully described in the accompanying Proxy Statement/Prospectus; and

        (2) To transact such other business as may properly come before the Special Meeting or any adjournments thereof, including, without limitation, a motion to adjourn or postpone the Meeting to another time and place for the purpose of soliciting additional proxies in favor of the Merger Agreement or otherwise.

         The Board of Directors has fixed the close of business on May 15, 1998, as the record date (the "Record Date") for the Special Meeting. Only those persons who are record holders of ABC Common Stock at such date will be entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof. The attached Proxy Statement/Prospectus forms a part of this Notice and is incorporated herein by reference.

         Dissenters' rights will be available to shareholders of record as of the Record Date who vote against the Merger and continuously hold their shares through the effective date of the Merger and otherwise comply with the provisions of Subchapter D of Chapter 15 of the Pennsylvania Business Corporation Law of 1988, as amended, a copy of which is attached as Exhibit D to the Proxy Statement/Prospectus.

         THE AFFIRMATIVE VOTE OF THE HOLDERS OF TWO-THIRDS OF THE OUTSTANDING SHARES OF ABC COMMON STOCK ENTITLED TO VOTE THEREON WILL BE REQUIRED TO ADOPT THE MERGER AGREEMENT PROVIDING FOR THE MERGER OF ABC WITH FFC. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, THE BOARD OF DIRECTORS URGES YOU TO MARK, SIGN, DATE AND RETURN AS SOON AS POSSIBLE THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE. GIVING THE PROXY WILL NOT AFFECT YOUR RIGHT TO VOTE IN PERSON IF YOU ATTEND THE MEETING.

                                            By order of the Board of Directors


May 11, 1998
                                            David M. Lobach, Jr.,
                                            Secretary